Exhibit 10.2

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (the “Agreement”) is made effective as of August 10, 2020 (the “Effective Date”), by and between Adimab, LLC, a Delaware limited liability company having an address at 7 Lucent Drive, Lebanon, NH 03766 (“Adimab”), and Flame Biosciences, Inc., 555 Madison Ave., Suite 1201, New York, NY 10022 (“Flame”).

BACKGROUND

WHEREAS, Adimab is a leader in yeast-based, fully human antibody discovery and optimization using its proprietary core technology platform;

WHEREAS, Flame is a biotechnology company in the business of, among other things, developing and commercializing therapeutic products;

WHEREAS, Flame wishes to collaborate with Adimab on at least four and potentially as many as six projects pursuant to which Adimab will discover new antibodies against the Targets of Flame’s choosing and optimize antibodies provided by Flame;

WHEREAS, Flame will have the option to develop, manufacture and commercialize the resulting Program Antibodies in accordance with the terms hereof; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Adimab and Flame hereby agree as follows:

ARTICLE 1

DEFINITIONS.

The following initially capitalized terms have the following meanings (and derivative forms of them shall be interpreted accordingly):

1.1   “AAA” has the meaning set forth in Section 10.2(c)(i) (Arbitration).

1.2   “Adimab” has the meaning set forth in the recitals.

1.3   “Adimab Indemnitees” has the meaning set forth in Section 8.2 (Indemnification by Flame).

1.4   “Adimab Materials” means any tangible biological or chemical materials (including all vectors, antibodies and other Know-How in the form of tangible biological or chemical materials) used or created by Adimab under a Research Program, including quantities of Program Antibodies (and DNA encoding these Program Antibodies), but excluding from and after the time of Option exercise for the relevant Target any quantities of Optioned Antibodies (and DNA encoding these Optioned Antibodies) provided to Flame for such Target.

1.5   “Adimab Platform Patents” means all Patents Adimab Controls during the term of this Agreement that claim or Cover Adimab Platform Technology. (For clarity, Adimab Platform Patents exclude Program Antibody Patents.)

1.6   “Adimab Platform Technology” means (a) the discovery and optimization of antibodies via methods that include the use of synthetic DNA antibody libraries and engineered strains of yeast, (b) all methods, materials and other Know-How used in the foregoing and (c) platforms embodying, components, component steps and other portions of any of the foregoing in (a) or (b). For clarity, Adimab Platform Technology excludes Program Antibodies, but includes technology used in the discovery and optimization of any Program Antibody, in each case not based on the specific composition of such Program Antibody (or product containing a Program Antibody), but based instead on the manner in which such Program Antibody was discovered or optimized under a Research Program.

1.7   “Adimab Platform Technology Improvement” means all Know-How developed or discovered through or as a result of a Research Program, and all Program Inventions (and Patents claiming them) that constitute, Cover, claim or are directed to Adimab Platform Technology, including any and all improvements, enhancements, modifications, substitutions, alternatives or alterations to Adimab Platform Technology.

1.8   “Adimab Program Inventions” means all Program Inventions made solely by employees of, or others obligated to assign Program Inventions to, Adimab.

1.9   “Affiliate” means an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a Party. For this purpose, “control” means the ownership of fifty percent (50%) or more of the voting securities entitled to elect the directors or management of the entity, or the actual power to elect or direct the management of the entity.

1.10   “Agreement” has the meaning set forth in the recitals.

1.11   “Back-Up Candidate” means a Product that (a) is directed to the same Target (or, with respect to a multispecific antibody, the same set of Targets) as another Product (the “Lead Product”), and (b) has been selected by Flame as a back-up to the Lead Product for development and commercialization.

1.12   “CAR Product” means a Product consisting of a chimeric antigen receptor, designed to bind to a cell surface tumor antigen, linked to intracellular T cell activating domains.

1.13   “Commercially Reasonable Efforts” means the level of efforts required to carry out a task in a diligent and sustained manner without undue interruption, pause or delay; which level is at least commensurate with the level of efforts that a similarly situated biopharmaceutical company would devote to a product [***]; and all other relevant commercial factors.

1.14   “Confidential Information” has the meaning set forth in Section 6.1(a) (General Confidentiality Obligations).

1.15   “Combination Product” means a Product (a) containing a Licensed Product together with one or more other active ingredients (excluding antibody-drug conjugates, CAR Products and bispecifics), or (b) marketed with one or more products, devices, pieces of equipment or components, but sold for an integrated price (e.g., with the purchase of one product the customer gets a coupon for the full price of the other) or for a single price.

1.16   “Control” means, with respect to any Know-How or Patent, possession by a Party, whether by ownership or license (other than pursuant to this Agreement) of the ability to grant a license or sublicense as provided for in this Agreement without violating the terms of any written agreement with any Third Party.

1.17   “Cover” means, with respect to a particular item and a particular Patent, that such Patent claims or covers, in any of the countries of manufacture, use, and/or sale, (a) the composition of such item, or of any product containing such item or that is made using such item by virtue of such product containing or being made using such item; and (b) a method of making or using any of the things referred to in (a).

1.18   “Discovery Term” means the term beginning on the Effective Date and ending twelve (12) months after the Effective Date; provided, however, that in the event that Flame exercises the Extension Option, the Discovery Term shall be extended by six (6) months such that it ends on the date which is eighteen (18) months after the Effective Date.

1.19   “Dispute” has the meaning set forth in Section 10.2(a) (Initial Dispute Resolution). 1.20 “Effective Date” has the meaning set forth in the recitals.

1.21   “Evaluation Term” means, with respect to each Research Program, the time period beginning at the end of the Research Term for such Research Program and ending [***] thereafter.

1.22   “Excluded Technology” means technology (and the Patents that Cover such technology) related to:

(a)   product formulation;

(b)   manufacturing or production;

(c)   the sequence of, or any modification to, a Program Antibody (including Patents relating to pegylation or other chemical modification) or sequences of antibodies against a Target;

(d)   technology used in activities performed by or on behalf of Flame or its Licensees, including assays, in vivo testing, and modifications to Program Antibodies;

(e)   any Target (including any antigen representation thereof), or any mechanism of action via interaction with a Target, or antibodies based on their interaction with a Target, or their having been tested for their activity against a Target in a biological assay;

(f)   the use of Flame Materials;

(g)   if other than an IgG, the construct of any Product; and

(h)   technology related to anything other than the manner in which Adimab discovered the antibody, the Adimab Platform, or its operation generally.

1.23   “Extension Option” means Flame’s option to add two (2) additional Research Programs to this Agreement, exercisable by notice to Adimab thirty (30) days prior to the first anniversary of the Effective Date.

1.24   “Field” means any and all uses and purposes, including, without limitation, diagnostic, prophylactic, and therapeutic uses, in humans and animals.

1.25   “First Commercial Sale” means, with respect to a Product in any country, the first sale, transfer or disposition for value or for end use or consumption of such Product in such country after Marketing Approval for such Product has been received in such country.

1.26   “Flame” has the meaning set forth in the recitals.

1.27   “Flame Indemnitees” has the meaning set forth in Section 8.1 (Indemnification by Adimab).

1.28   “Flame Materials” means (a) any tangible biological or chemical materials (including antigen samples and other Know-How in the form of tangible biological or chemical materials) provided by Flame to Adimab under a Research Program (other than commercial material purchased by Flame and delivered to Adimab), and (b) from and after the time of the Option exercise for a Target, the quantities of Optioned Antibody to such Target provided to Flame by Adimab under this Agreement.

1.29   “Flame Program Inventions” means all Program Inventions made solely by employees of, or others obligated to assign Program Inventions to, Flame.

1.30   “Force Majeure” means conditions beyond a Party’s reasonable control or ability to plan for, including acts of God, war, terrorism, civil commotion, labor strike or lock-out; epidemic; failure or default of public utilities or common carriers; and destruction of facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing under this Agreement shall not be excused by reason of a Force Majeure affecting the payor.

1.31   “FTE” means the equivalent of a full-time employee’s working days over a twelve (12) month period (taking account of normal vacations, sick days and holidays not being considered working days), which equates to a total of one thousand eight hundred (1,800) hours per twelve (12) month period of work performed by a fully qualified Adimab employee or consultant in a Research Program. To provide an FTE over a given time period that is less than a year means to provide the proportionate share (corresponding to the proportion that such time period bears to a full year) during such time period of a full year’s FTE. In no event shall the work over the course of a year of one individual person account for more than one (1) FTE year.

1.32   “FTE Rate” means [***] per FTE.

1.33   “Indemnify” has the meaning set forth in Section 8.1 (Indemnification by Adimab).

1.34   “Joint Inventions” means any and all Program Inventions made jointly by employees of, or others obligated to assign Program Inventions to, each of Adimab and Flame.

1.35   “Joint Serendipitous Inventions” means all Joint Inventions other than those claimed by Program Antibody Patents or constituting Adimab Platform Technology Improvements.

1.36   “Know-How” means all technical information and know-how, including (i) inventions, discoveries, trade secrets, data, specifications, instructions, processes, formulae, materials (including cell lines, vectors, plasmids, nucleic acids and the like), methods, protocols, expertise and any other technology, including the applicability of any of the foregoing to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and (ii) all data, instructions, processes, formula, strategies, and expertise, whether biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, analytical, or otherwise and whether related to safety, quality control, manufacturing or other disciplines.

1.37   “Lead Product” has the meaning set forth in Section 1.11 (Back-Up Candidate).

1.38   “License Agreements” has the meaning set forth in Section 9.6 (Additional Effects of Termination).

1.39   “Licensee” means a Third Party to whom Flame has granted, directly or indirectly, rights to research, develop, manufacture, and/or commercialize Program-Benefited Antibodies; provided, however, that Licensees shall exclude fee-for-service contract research organizations or contract manufacturing organizations acting in such capacity. For clarity, licensees of the rights assigned to Flame by Adimab and sublicensees of the license granted by Adimab to Flame pursuant to Section 3.2 (Commercial Rights) shall be Licensees.

1.40   “Losses” has the meaning set forth in Section 8.1 (Indemnification by Adimab).

1.41   “Marketing Approval” each means, with in any given country, approval to market a Product legally as a drug or biologic, including approval of a Biologic License Application (as defined in the U.S. Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder (21 C.F.R. §§ 600-680) in the United States, or approval of a comparable filing in the United States or any other jurisdiction. Pricing approval need not be obtained in order for Marketing Approval to be achieved.

1.42   “Milestone Event” has the meaning set forth in Section 4.4 (Milestone Events).

1.43   “Milestone Payment” has the meaning set forth in Section 4.4 (Milestone Events).

1.44   “Net Sales” means the gross amounts invoiced for a Product by Flame, its Affiliates and Licensees for sales or other commercial disposition of such Product to a Third Party purchaser, less the following:

(a)   [***].

Products are considered “sold” when billed, invoiced or payment is received, whichever comes first.

Notwithstanding the foregoing, Net Sales shall not include, and shall be deemed zero with respect to [***].

If any Optioned Antibody is sold as part of a Combination Product, the Net Sales for such Optioned Antibody shall be determined on a country-by-country basis as follows: the Net Sales of the Combination Product (prior to application of the following adjustment) shall be multiplied by the fraction A/(A+B), where A is the net selling price in such country of the Product with only the Optioned Antibody (i.e., without the additional active ingredient in the Combination Product) if sold separately for the same dosage (or form) as contained in the Combination Product, and B is the net selling price in such country of any other active ingredients in the combination if sold separately for the same dosage (or form) as contained in the Combination Product. All net selling prices of the elements of such end-user product shall be calculated as the average net selling price of the said elements during the applicable accounting period for which the Net Sales are being calculated. In the event that, in any country, no separate sale of either such above-designated Product (containing only such Optioned Antibody and no other active ingredients) or any one or more of the active ingredients included in such Combination Product are made during the accounting period in which the sale was made or if the net selling price for an active ingredient cannot be determined for an accounting period, Net Sales for purposes of determining payments under this Agreement shall be calculated by multiplying the sales price of the Combination Product by the fraction C/(C+D) where C is the standard fully-absorbed manufacturing cost of the Optioned Antibody portion of the combination, and D is the standard fully-absorbed manufacturing cost of the other active ingredients included in the Combination Product, as determined by Flame using its standard accounting procedures consistently applied. In the event that the standard fully-absorbed manufacturing cost of the Optioned Antibody and/or the other active ingredients included in such Combination Product cannot be determined, Net Sales allocable to the Combination Product in each such country shall be determined by mutual agreement (such agreement to not be unreasonably withheld) reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining the same that takes into account, on a country-by-country basis, all relevant factors [***].

1.45   “Optimized Antibody” means an antibody resulting from the optimization, pursuant to a Research Plan, by Adimab of a Flame Antibody . For the avoidance of doubt, any activities conducted by Adimab under a Research Plan using an antibody provided by Flame shall be deemed “optimization.” Optimized Antibodies shall themselves be Program Antibodies. For the purposes of this Section 1.45, “Flame Antibody” means an antibody provided by Flame that is not a Program Antibody.

1.46   “Optimized Product” means any Product that contains one or more Optimized Antibodies and does not contain Program Antibodies other than Optimized Antibodies.

1.47   “Option” has the meaning set forth in Section 3.2(a) (Option).

1.48   “Option Fee” has the meaning set forth in Section 4.3 (Option Fee).

1.49   “Optioned Antibody” means any Program Antibody selected by Flame pursuant to Section 3.2(a) (Option), and any Program-Benefited Antibody generated from such selected Program Antibody.

1.50   “Optioned Program Antibody Patents” means those Program Antibody Patents that solely Cover Optioned Antibodies.

1.51   “Optioned Program Antibody Know-How” means Know-How included in Program Inventions that relates solely to Optioned Antibodies.

1.52   “Party” means Adimab or Flame.

1.53   “Patent” means any patent application or patent anywhere in the world, including all of the following categories of patents and patent applications, and their foreign equivalents: provisional, utility, divisional, continuation, continuation-in-part, and substitution applications; and utility, re-issue, re-examination, renewal and extended patents, and patents of addition, and any Supplementary Protection Certificates, restoration of patent terms and other similar rights.

1.54   “Phase I Trial” means a human clinical trial (whether a phase la or a phase lb trial) in any country of the type described in 21 C.F.R. §312.21(a), or an equivalent clinical study required by a Regulatory Authority outside of the United States.

1.55   “Phase II Trial” means a human clinical trial conducted in any country of the type described in 21 C.F.R. §312.21(b), or an equivalent clinical study required by a Regulatory Authority outside of the United States.

1.56   “Phase III Trial” means a human clinical trial in any country of the type described in 21 C.F.R. § 312.21(c), or an equivalent clinical study required by a Regulatory Authority outside the United States. For purposes of this Agreement, a human clinical trial that combines elements of a Phase II Trial and a Phase III Trial (a Phase II/III trial) shall be deemed a Phase III Trial.

1.57   “Product” means a pharmaceutical preparation in any form that comprises or contains one or more Program-Benefited Antibodies (whether or not such product is currently under evaluation for safety, efficacy, or other factors).

1.58   “Program Antibody” means each antibody (including scFvs) that has the same sequence of any antibody generated from use of the Adimab Platform Technology and delivered by Adimab to Flame under a Research Program. It is understood and agreed that even if Adimab delivers nucleic acid sequences or amino acid sequences to Flame instead of protein samples, antibodies encoded by such nucleic acid sequences or amino acid sequences are Program Antibodies, in addition to antibodies samples of which are physically delivered to Flame under this Agreement. For clarity, Optimized Antibodies are Program Antibodies.

1.59   “Program Antibody Know-How” means Know-How (a) included in Program Inventions that relates to Optioned Antibodies, excluding Optioned Program Antibody Know-How and (b) does not relate to Adimab Platform Technology or Adimab Platform Technology Improvements.

1.60   “Program Antibody Patents” means Patents that (a) Cover a Program-Benefited Antibody or any Product and (b) do not Cover Adimab Platform Technology or Adimab Platform Technology Improvements.

1.61   “Program Assets” has the meaning set forth in Section 9.6 (Additional Effects of Termination).

1.62   “Program-Benefited Antibody” means any Program Antibody and any modified or derivative form of any such Program Antibody (including an scFv) created by or on behalf of Flame or its Licensees, including any fragment thereof, pegylated version thereof (whether or not including amino acid changes) and including chemically modified versions (including associated amino acid substitutions) of a Program Antibody, and including an antibody designed or derived using the sequence of any Program Antibody, nucleotide coding for it, any cell line or cellular or bacterial expression system or vector expressing any Program Antibody or incorporating the nucleotide coding for a Program Antibody.

1.63   “Program Inventions” means any invention that is conceived and/or first reduced to practice in the course of or as a result of the activities conducted under this Agreement (including in exercise of a license under this Agreement) or as a result of the use of Confidential Information exchanged hereunder. For clarity, Program Inventions include all Know-How made, developed, invented or discovered by employees, contractors or agents of either Party or of both Parties pursuant to this Agreement.

1.64   “Program Patent” means any Patent Covering a Program Invention.

1.65   “Regulatory Assets” has the meaning set forth in Section 9.6 (Additional Effects of Termination).

1.66   “Regulatory Authority” means the FDA or any counterpart of the FDA outside the United States, or other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing or sale of a pharmaceutical product (including a Product), which may include the authority to grant the required reimbursement and pricing approvals for such sale.

1.67   “Research Committee” has the meaning set forth in Section 2.2(a) (Scientific Research Committee).

1.68   “Research Plan” means the research plan to be agreed upon by the Parties with respect to a Target in accordance with Section 2.1 (Research Programs) hereof.

1.69   “Research Program” means each program of research conducted under this Agreement in accordance with a Research Plan.

1.70   “Research Term” means the period beginning on the Effective Date and ending, on a Research Program-by-Research Program basis, when Adimab [***].

1.71   “Royalty Payment” has the meaning set forth in Section 4.5(a) (Royalty Payments).

1.72   “Royalty Term” means, on a Product-by-Product and country-by-country basis, the term ending at the later to occur of [***].

1.73   “Senior Executive Discussions” has the meaning set forth in Section 10.2(a) (Initial Dispute Resolution).

1.74   “Sublicense Agreement” has the meaning set forth in Section 3.2 (Licenses).

1.75   “Tangible Assets” has the meaning set forth in Section 9.6 (Additional Effects of Termination).

1.76   “Target” means a target selected by Flame pursuant to Section 2.1 (Research Programs).

1.77   “Target Questionnaire” means the form of target questionnaire attached hereto as Exhibit A.

1.78   “Third Party” means an entity other than a Party or a Party’s Affiliates.

1.79   “Third Party Claims” has the meaning set forth in Section 8.1 (Indemnification by Adimab).

1.80   “Third Party Patent Licenses” means Patent licenses obtained by Flame after Flame determines in good faith that one or more such Patent licenses from Third Parties are reasonably required by Flame because such Patents Cover the way in which Program Antibodies were discovered or optimized using Adimab Platform Technology under a Third Party Patent Covering the Adimab Platform Technology, in order to avoid Third Party claims of patent infringement relating to the discovery or optimization of a Optioned Antibody, which claims are reasonably believed by Flame to be reasonably likely not to be dismissed at summary judgment and are reasonably likely to succeed overall. For clarity, Third Party Patent Licenses explicitly excludes licenses to any Excluded Technology.

1.81   “Transferred Assets” has the meaning set forth in Section 9.6 (Additional Effects of Termination).

1.82   “Valid Claim” means a claim of a Patent, which claim (i) is issued and unexpired and has not been found to be unpatentable, invalid or unenforceable by a court or other authority having jurisdiction, from which decision no appeal is taken, will be taken or can be taken; or (ii) is pending and has not been finally abandoned or finally rejected and has been pending for no more than eight (8) years.

1.83   References in the body of this Agreement to “Sections” refer to the sections of this Agreement. The terms “include,” “includes,” “including” and derivative forms of them shall be deemed followed by the phrase “without limitation” regardless of whether such phrase appears there (and with no implication being drawn from its inconsistent inclusion or non-inclusion).

1.84   To avoid doubt, the term “antibody” as used everywhere else in this Agreement includes both full-length antibodies, fragments thereof, and chemically modified versions thereof (including pegylated versions and regardless of whether containing amino acid substitutions), all of the foregoing whether naturally occurring, artificially produced, raised in an artificial system, or created through modification of an antibody produced in any of the foregoing ways or otherwise, and whether represented by physical material, nucleic acid sequences, or amino acid sequences.

ARTICLE 2

RESEARCH PROGRAMS.

2.1   Research Programs.

(a)   Research Plans. The Parties agree to initially collaborate on [***] Research Programs, each in accordance with a Research Plan; provided, however, that in the event that Flame exercises the Extension Option, the Parties will collaborate on an additional [***] Research Programs for a total of [***] Research Programs. Flame shall nominate one Target for each Research Program by completing a Target Questionnaire and delivering it to Adimab during the Discovery Term. Flame shall nominate [***] Targets within [***] and, if Flame exercises the Extension Option, Flame shall nominate the remaining [***] Targets no later than [***]. Upon completion of a Target Questionnaire by Flame, the Parties shall agree to a Research Plan setting forth the expected timeline, budget, and relevant deliverables from initial discovery and from optimization of Program Antibodies. In addition, each Research Plan will set forth the criteria for achieving the technical milestone described in Section 4.2(b) (Technical Milestone), which criteria shall be [***]. Such Research Plan shall be based upon the form of Research Plan attached hereto as Exhibit B, and shall include Adimab’s responsibilities with respect to the discovery and optimization of antibodies with respect to each Target. Each Research Plan shall be agreed upon in writing by the Parties, and each Research Program shall be conducted in accordance therewith. Neither Party is required to perform a Research Program under this Agreement if the Parties do not mutually agree in writing on Research Plan. Adimab shall not unreasonably withhold its approval of a Research Plan. In the event that Adimab does not approve a Research Plan proposed by Flame as [***]of such proposal, then the Target contemplated by such Research Plan shall not count in calculating the number of Targets on which the Parties shall collaborate hereunder.

(b)   Conduct of Research. Each Party shall use its Commercially Reasonable Efforts to perform the activities assigned to such Party in each Research Plan and to achieve the timeline(s) set forth in such Research Plan. Adimab’s performance obligations under each Research Program shall be contingent upon Flame providing the Flame Materials, if any, set forth in the applicable Research Plan. Such Flame Materials are expected to include Target antigen of suitable quality for performance of the Research Program. Adimab’s obligations with regard to the performance of a particular Research Program shall be subject to the Flame Materials passing Adimab’s quality control standards. Adimab’s obligations with regard to the performance of a particular Research Program shall expire at the end of the applicable Research Term. Both Parties shall have the right to use Third Parties in the performance of its obligations hereunder.

2.2   Project Management.

(a)   Scientific Research Committee. Promptly after the execution of each Research Plan, the Parties shall form a steering committee consisting of two (2) representatives of each Party (the “Research Committee”) to oversee such Research Plan. The Research Committee’s role is to facilitate communication regarding progress in relation to the Research Programs and the collaboration generally. Either Party may change its Research Committee members upon written notice to the other Party. The Research Committee may meet in person or by teleconference or videoconference. Each Party shall designate one of its Research Committee members as co-chair. The Research Committee shall meet from time to time promptly after the date of a written request by either Party. Additional members representing either Party may attend any Research Committee meeting. The co-chairs shall be responsible for circulating, finalizing and agreeing upon on minutes of each meeting within [***] after the meeting date. Upon expiration of the final Research Term, the Research Committee shall be disbanded.

(b)   Decision Making. The Research Committee shall operate by consensus but solely within the limits specified in this Section 2.2 (Project Management), it being understood that if the co-chairs cannot agree with regards to a specific matter within their decision-making authority, no decision of the Research Committee shall be deemed taken by the Research Committee. The Research Committee shall have the limited authority to amend the Research Plans in a manner not substantially affecting resources required to perform, timing for performance, or success criteria. Except for the limited authority set forth in this Section 2.2 (Project Management), the Research Committee shall not have any decision-making authority and in no event shall the Research Committee shall have the power to amend or waive compliance with this Agreement.

(c)   Alliance Managers. Each Party shall designate in writing within [***] after signing this Agreement an “Alliance Manager” to be the primary contact for such Party. The Alliance Manager shall be responsible for managing communications between the Parties with respect to a Research Program, including responsibility for scheduling teleconferences and coordinating Research Committee meetings. Alliance Managers may also be members of the Research Committee.

2.3   Reports; Records.

(a)   By Adimab. During the applicable Research Term, at the junctures specified in the applicable Research Plan, Adimab shall provide written reports to Flame regarding the Research Plan. Notwithstanding the foregoing or anything express or implied anywhere in this Agreement, Adimab shall not be required to disclose any Adimab Platform Technology or Adimab Platform Technology Improvements to Flame. Adimab shall maintain records, in reasonable scientific and technical detail and in a manner appropriate for patent purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of a Research Program. In the event that such records and data include disclosure of Adimab Platform Technology or Adimab Platform Technology Improvements, Adimab may redact those portions that would disclose Adimab Platform Technology or Adimab Platform Technology Improvements prior to any review or inspection by Flame.

(b)   By Flame. During the applicable Research Term, at the junctures set forth in the applicable Research Plan, Flame shall provide written reports to Adimab which provide any data Flame is required to provide under the applicable Research Plan.

2.4   Use of Adimab Materials. With respect to each Target, Flame shall only use Adimab Materials (a) as is necessary to conduct a Research Program during the Research Term and the Evaluation Term, (b) pursuant to the license granted under Section 3.1(a) (Research License to Flame) of this Agreement while such license is in effect, (c) to generate and test Program-Benefited Antibodies in accordance with Section 9.3 (Commitments Regarding Program-Benefited Antibodies) and (d) in connection with the exercise of its rights under Section 3.2(b). Flame shall not use Adimab Materials for any other purposes. For clarity, this means that, except as specified pursuant to the foregoing sentence, Flame shall not (i) provide Adimab

Materials to any Third Party, or (ii) use any Program-Benefited Antibodies or Adimab Materials, or information related thereto (including the sequences thereof), for any purpose other than to research and develop antibodies that will be milestone- and royalty-bearing to Adimab hereunder. For clarity, the “sequence” of an antibody includes the amino acid sequence of the antibody and the corresponding nucleic acid sequences. Adimab acknowledges and agrees that upon receipt of Program Antibodies, Flame may conduct testing on such Program Antibodies to optimize such Program Antibodies (and, to avoid doubt, the optimized versions thus created shall be Program-Benefited Antibodies).

Adimab retains title to the Adimab Materials, including all quantities of Program Antibodies that it provides under a Research Program, including during the Evaluation Term. Such quantities of Program Antibodies are (i) for use solely in assessing whether to exercise the Option for the applicable Target, and (ii) shall not be used in humans or for any commercial purpose. Should Flame not exercise its Option as described in Section 3.2(a) (Option), Flame shall return to Adimab or destroy any Program-Benefitted Antibodies in its possession on expiration of the Evaluation Term for such Target. Without limiting the generality of the foregoing, during the Evaluation Term and after expiration of the Options, if unexercised, Flame shall not provide Program-Benefitted Antibodies to Third Parties. Notwithstanding the foregoing, should Flame exercise the Option for a given Target, all right, title and interest in and to those Program-Benefitted Antibodies shall belong to and vest in Flame (subject to the terms and conditions of this Agreement with respect to Program-Benefited Antibodies, including Section 9.3 (Commitments Regarding Program-Benefited Antibodies) hereof).

2.5   Use of Flame Materials. Adimab shall use the Flame Materials solely to perform the Research Program for the applicable Target. Adimab shall not transfer or otherwise provide the Flame Materials to any Third Party. Adimab shall not use Flame Materials for any other purposes. For clarity, this means that, except as specified pursuant to the foregoing sentence, Flame retains title to the Flame Materials that it provides under a Research Program. [***] after the Research Term for such Target ends, Adimab will return to Flame or destroy any remaining Flame Materials (at Flame’s direction).

2.6   Certain Restrictions on the Use of Antibodies.

(a)   Adimab Restrictions. Adimab shall not provide any Third Party with any Program Antibody delivered to Flame. Adimab shall not deliver to Flame as a Program Antibody any antibody previously delivered to a Third Party.

To avoid doubt and notwithstanding anything to the contrary in this Agreement:

(i)   nothing herein shall prevent Adimab from licensing or transferring some or all of the Adimab Platform Technology and/or Adimab Platform Technology Improvements to a Third Party (including technical support in connection therewith) nor shall anything herein require Adimab to in any way limit the use of the Adimab Platform Technology and/or Adimab Platform Technology Improvements by Adimab or a Third Party; and

(ii)   nothing herein shall require Adimab to physically remove from its libraries, or to prevent from being included in future libraries, any Program-Benefited Antibodies.

Adimab hereby reserves the right for Adimab, its Affiliates, and those deriving rights from them (a) to include Program-Benefited Antibodies in antibody library(ies) transferred or licensed by Adimab to Third Parties (including the transfer of physical possession of samples of Program-Benefited Antibodies to a Third Party as part of such transactions) and (b) to conduct any activity with respect to Program-Benefited Antibodies that are not Optioned Antibodies if Adimab (or such other party) arrives at such Program-Benefited Antibodies independent from the activities performed under a Research Plan and in a manner fully compliant with Adimab’s other covenants and obligations under this Agreement; provided, however, that, except as permitted by Section 6.7 (Certain Data) in no event shall Adimab disclose to any Third Party, or otherwise directly or indirectly exploit, any Confidential Information of Flame, including Confidential Information regarding the relationship between the Target and Program-Benefited Antibodies and the characterization of Program Antibodies by Adimab.

(b)   Flame Restrictions. Flame hereby covenants that it, its Affiliates and its Licensees shall not [***].

ARTICLE 3

LICENSES; OPTION; DEVELOPMENT & COMMERCIALIZATION

3.1   Mutual Research Program Licenses.

(a)   Research License to Flame. During the Research Term and Evaluation Term for each Research Program, Adimab hereby grants Flame a non-exclusive, non-sublicensable license with respect to the Target that is the subject of such Research Program under the Adimab Platform Patents and Program Antibody Patents to perform research in the Field, including for Flame to perform Flame’s responsibilities under the Research Plan and this Agreement for such Target. For clarity, the license to Flame excludes the right to (i) discover or optimize antibodies using the Adimab Platform Technology or Adimab Platform Technology Improvements, or (ii) use Program-Benefited Antibodies or Adimab Materials to (a) screen for other antibodies’ activity vis-à-vis the applicable Target or (b) design other antibodies (in the case of either (a) or (b), other than Program-Benefited Antibodies that will be milestone- and royalty-bearing to Adimab under this Agreement).

(b)   Research License to Adimab. During the Research Term and Evaluation Term for each Research Program, Flame hereby grants to Adimab a non-exclusive, nontransferable (except in connection with a permitted assignment of this Agreement) license with respect to such Target under all Patents and Know-How Controlled by Flame which Cover the Targets (including any that so relate by claiming antibodies directed to the Targets or a mechanism of action via the Targets) or any Flame Materials provided to Adimab, solely to perform Adimab’s responsibilities as provided for in the applicable Research Plan.

3.2   Commercial Rights.

(a)   Option. On a Research Program-by-Research Program basis, Adimab hereby grants Flame the exclusive option (each, an “Option”) to obtain the licenses of Section 3.2(b) (Development and Commercialization License and Assignment) for Program Antibodies discovered during a Research Program, exercisable on or before the expiry of the Evaluation Term by (i) payment of the applicable Option Fee with respect to such Research Program to Adimab and (ii) providing written notice to Adimab of such exercise specifying, with respect to such Research Program up to twenty-five (25) Program Antibodies as the “Optioned Antibodies.”

(b)   Development and Commercialization License and Assignment.

(i)   Assignment. Adimab hereby, effective on Flame’s exercise of the Option assigns to Flame, subject to the terms and conditions of this Agreement, all right, title and interest in and to Optioned Program Antibody Know-How and Optioned Program Antibody Patents.

(ii)   License. Adimab hereby, effective on Flame’s exercise of the Option grants to Flame a worldwide, royalty-bearing, sublicenseable (solely as provided in Section 3.2(b)(iii) (Licensees)) license under the Adimab Platform Patents, Program Antibody Know-How and Program Antibody Patents, if any, which are not assigned to Flame pursuant to Section 3.2(b)(i) (Assignment), in the Field, to research, develop, have developed, make, have made, use, sell, offer to sell, import and export the Optioned Antibodies and Products during the term of this Agreement. Such license shall be non-exclusive under the Adimab Platform Patents and exclusive under Program Antibody Know-How and the Program Antibody Patents. For clarity, the license to Flame excludes the right to (i) discover or optimize antibodies using the Adimab Platform Technology or Adimab Platform Technology Improvements, or (ii) use Program-Benefited Antibodies or Adimab Materials to (a) screen for other antibodies’ activity vis-à-vis the applicable Target or (b) design other antibodies (in the case of either (a) or (b), other than Program-Benefited Antibodies that will be milestone- and royalty-bearing to Adimab under this Agreement).

(iii)   Licensees. Any license of any Optioned Antibody and any sublicense of the rights granted under Section 3.2(b) (Development and Commercialization License and Assignment) shall be made solely pursuant to agreements (“Sublicense Agreements”) that are consistent with all relevant terms and conditions of this Agreement and to Licensees who explicitly agree in writing to comply with all applicable terms of this Agreement, including Section 9.3 (Commitments Regarding Program-Benefited Antibodies) hereof. [***].

3.3   Diligent Development and Commercialization. Flame shall use Commercially Reasonable Efforts to clinically develop, seek Marketing Approval for, and launch and actively commercialize at least one (1) Program Antibody discovered in each Research Program for which it exercises the Option. [***], Flame will provide Adimab with a written report of Product progress in development and commercialization, Flame’s activities in that regard. If requested by Adimab, Flame shall meet via teleconference with Adimab to discuss such report [***] at a time mutually agreed upon by Flame and Adimab.

3.4   No Implied Licenses. Other than the licenses, options and assignments explicitly set forth in this Article 3 (Licenses; Option; Development & Commercialization) or in Article 5 (Intellectual Property), neither Party grants any intellectual property licenses, options or assignments to the other Party under this Agreement. This Agreement does not create any implied licenses.

3.5   Covenant Not to Exceed License. Each Party hereby covenants that it shall not practice any Patent or item of Know-How licensed to it under this Agreement outside the scope of the license to such Party set forth in this Agreement (or any subsequent agreement between the Parties providing for an additional license under such Patent or item of Know-How). For the avoidance of doubt, Flame will not research, develop, manufacture or commercialize Optioned Antibodies except as Products under this Agreement.

3.6   Bankruptcy Code. If this Agreement is rejected by a Party as a debtor under Section 365 of the United States Bankruptcy Code or similar provision in the bankruptcy laws of another jurisdiction (the "Code"), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement by the Party in bankruptcy to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of the jurisdiction), licenses of rights to "intellectual property" as defined under Section 101(35A) of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of the jurisdiction). The Parties agree that a Party that is a licensee of rights under this Agreement shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against a Party under the Code, the other Party shall be entitled to a complete duplicate of, or complete access to (as such other Party deems appropriate), any such intellectual property and all embodiments of such intellectual property, if not already in such other Party's possession, shall be promptly delivered to such other Party (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by such other Party, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party. The foregoing provisions of this Section 3.6 are without prejudice to any rights a Party may have arising under the Code.

ARTICLE 4

FINANCIAL TERMS.

4.1   Technology Access Fee. Flame will pay to Adimab a [***]

4.2   Research Stage Fees.

(a)   Research Funding. For each Research Plan, Flame shall pay Adimab, [***].

(b)   Technical Milestones.

(i)   Technical Milestone I. [***]”.

(ii)   Technical Milestone II. [***].

4.3   Option Fee. In order to exercise the Option under Section 3.2(a) (Option) for a

Research Program, Flame shall pay to Adimab [***].

4.4   Milestone Payments.

(a)   Milestone Events. On a Product-by-Product basis, Flame shall report in writing to Adimab the achievement of each event (each, a “Milestone Event”) and pay the corresponding milestone payment (each, a “Milestone Payment”) to Adimab, each [***] after the achievement of the corresponding Milestone Event in the following table:

Milestone Event	Milestone Payment

[***]	[***]
[***]	[***]

Milestone Event	Milestone Payment

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

[***].

(b)   Back-Up Candidates. In the event that a Milestone Event that was already achieved with respect to a Lead Product is also achieved with respect to a Back-Up Candidate to such Lead Product prior to receipt Marketing Approval for the Lead Product, then [***]. If Flame continues to develop such Back-Up Candidate after receipt of Marketing Approval for the Lead Product, [***]. If Flame promptly discontinues all development activities with respect to a Back-Up Candidate upon Marketing Approval of the Lead Product and provides Adimab with written notice thereof [***]. If Flame continues to develop such Back-Up Candidate after discontinuation of development of the Lead Product (but prior to Marketing Approval of such Lead Product), [***].

(c)   CAR Products and Optimized Products. Notwithstanding the foregoing, Milestone Payments made with respect to CAR Products and Optimized Products shall [***].

4.5   Royalties.

(a)   Royalty Payments. As to each Product sold during the applicable Royalty Term, on a Product-by-Product basis, Flame shall pay Adimab the following royalties, based on the royalty rate applicable to the relevant portion of annual worldwide Net Sales for such Product (“Royalty Payments”):

Portion of Worldwide Calendar Year Net Sales	Royalty Rate
[***]	[***]
[***]	[***]

(b)   CAR Products and Optimized Products. Notwithstanding the foregoing, Royalty Payments made with respect to CAR Products and Optimized Products shall [***].

(c)   Royalty Term. On a Product-by-Product and country-by-country basis, [***].

(d)   Adjustment for Third Party IP. If Flame enters into any Third Party Patent Licenses, then [***]; provided, however, that in no event shall the royalty owed to Adimab [***]. It is understood, agreed and acknowledged that Adimab’s allowing Flame to claim the credit of this Section 4.5(d) (Adjustments for Third Party IP) as to any particular Third Party Patent License: (a) does not mean Adimab believes that the licensed Patents were infringed or Cover any aspect of the discovery or optimization work by Adimab; (b) does not mean Adimab agrees with Flame’s opinion as to the likelihood of success of a claim of such infringement or Coverage; (c) does not mean that Adimab believes Flame’s opinion as to any of the foregoing is reasonable; and (d) is not, will not be, and shall not be under any circumstances construed as an admission of any kind. Adimab may have many reasons not to challenge any given assertion of the credit of this Section

4.5(d) (Adjustment for Third Party IP) by Flame, including: (1) maintaining good relations with a counterparty; (2) an assessment that the costs of the credit are outweighed by the benefits of Flame having a license in place that makes it feel comfortable to proceed with the Product (resulting in a greater likelihood of milestones and royalties being paid to Adimab); (3) resource limitations that make it impracticable to challenge Flame’s assertion of such credit even though Adimab may disagree whether this is proper; and (4) other reasons other than thinking that the relevant Patents Cover or were infringed.

(e)   No Challenge to Royalty Term. Flame, on behalf of itself, its Affiliates and its Licensees, hereby agrees not to challenge the length of the Royalty Term, including through the assertion that the Royalty Term should be reduced to [***]as a result of the lack of a Valid Claim Covering the relevant Product. [***].

4.6   Quarterly Payment Timings. All royalties due under Section 4.5 (Royalties) shall be paid [***] for which royalties are due.

4.7   Royalty Payment Reports. With respect to each [***], Flame shall provide to Adimab a written report stating the number and description of all Products sold [***]; the gross sales associated with such sales; and the calculation of Net Sales on such sales, including [***]. The report shall provide all such information on a country-by-country and Product-by-Product basis.

4.8   Payment Method. All payments due under this Agreement to Adimab shall be made by bank wire transfer in immediately available funds to an account designated by Adimab. All payments hereunder shall be made in the legal currency of the United States of America, and all references to “$” or “dollars” shall refer to United States dollars (i.e., the legal currency of the United States).

4.9   Taxes. The Parties agree to cooperate with one another and use reasonable efforts to minimize obligations for any and all income or other taxes required by applicable law to be withheld or deducted from any royalties, milestone payments or other payments made by Flame to Adimab under this Agreement, including [***]. To the extent that Flame is required to deduct and withhold taxes on any payment to Adimab, Flame shall deduct and withhold such taxes and pay the amounts of such 20 taxes to the proper government authority in a timely manner and [***]. Flame shall provide Adimab with reasonable assistance in order to allow Adimab to recover, as permitted by applicable law, withholding taxes, value added taxes or similar obligations resulting from payments made hereunder or to obtain the benefit of any present or future treaty against double taxation which may apply to such payments. Adimab shall provide Flame with any tax forms that may be reasonably necessary in order for Flame to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral tax income treaty. Adimab shall use reasonable efforts to provide any such tax forms to Flame at least thirty (30) days prior to the due date identified by Flame for any payment for which Adimab desires that Flame apply a reduced withholding rate. Flame shall make all payments to Adimab from the United States.

4.10   Records; Inspection.

(a)   Flame shall keep complete and accurate records of its sales and other dispositions (including use in clinical trials, or provision on a compassionate use basis or as marketing samples) of Program Antibody and Product including all records that may be necessary for the purposes of calculating all payments due under this Agreement.

(b)   [***], Adimab has the right to retain an independent certified public accountant from a nationally recognized (in the U.S.) accounting firm to perform on behalf of Adimab an audit, conducted in accordance with U.S. generally accepted accounting principles (GAAP), of such books and records of Flame as are deemed necessary by the independent public accountant to report on Net Sales for the period or periods requested by Adimab and the correctness of any report or payments made under this Agreement.

(c)   If the audit reveals an underpayment, [***]. If the audit reveals that an overpayment was made, such overpayment shall [***].

4.11   Licensee Reports, Records and Audits. Any agreements with Licensees shall include an obligation for the Licensee to (i) maintain records adequate to document and verify the proper payments (including milestones and royalties) to be paid to Adimab; (ii) provide reports with sufficient information to allow such verification; and (iii) allow an independent certified public accountant from a nationally recognized (in the U.S.) accounting firm appointed by Adimab to verify the payments due on behalf of Adimab.

4.12   Foreign Exchange. If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the exchange rates reported on the [***] prior the payment due date for the purchase and sale of U.S. dollars, as reported by the Wall Street Journal. With any payment in relation to which a currency conversion is performed to calculate the amount of payment due, Flame shall provide to Adimab a true, accurate and complete copy of the exchange rates used in such calculation.

4.13   Non-refundable, non-creditable payments. Each payment that is required under this Agreement is non-refundable and non-creditable except to the extent set forth in Section 4.5(d) (Adjustment for Third Party IP).

4.14   Late Payments. Any amount owed by Flame to Adimab under this Agreement that is not paid within the applicable time period set forth herein will [***].

ARTICLE 5

Intellectual Property.

5.1   Ownership and Inventorship.

(a)   Program Patents and Program Know-How. Adimab shall solely own, regardless of inventorship, all Program Patents directed to Adimab Platform Technology Improvements and, prior to Option exercise, all Program Antibody Patents. Flame shall own, regardless of inventorship, from and after the date of Option exercise, those Optioned Program Antibody Patents that relate solely Optioned Antibodies and Adimab shall own all other Optioned Program Antibody Patents, subject to the terms and conditions of this Agreement. All Program Patents other than those referred to in the foregoing two (2) sentences shall be owned based on inventorship. Program Know-How that constitutes Adimab Platform Technology Improvements shall be owned by Adimab and all other Program Know-How shall be owned by the Party that created it.

(b)   Other Patents. To avoid doubt, nothing in this Agreement shall alter the ownership of the Parties’ pre-existing Patents. Section 5.1(a) (Program Patents and Program Know-How) speaks only to ownership of Program Patents.

(c)   Inventorship. Inventorship for purposes of this Agreement, and all intellectual property-related definitions in this Agreement, shall be determined in accordance with United States patent law.

5.2   Implementation.

(a)   Assignments. Each Party hereby assigns to the other Party Program Inventions, associated Patents, and Program Know-How as necessary to achieve ownership as provided in Section 5.1 (Ownership and Inventorship). Each assigning Party shall execute and deliver all documents and instruments reasonably requested by the other Party to evidence or record such assignment or to file for, perfect or enforce the assigned rights. Each assigning Party hereby appoints the other Party as attorney-in-fact solely to execute and deliver the foregoing documents and instruments if such other Party after making reasonable inquiry does not obtain them from the assigning Party. Each Party shall perform its activities under this Agreement through personnel who have made a similar assignment and appointment to and of such Party. Each assigning Party shall make its relevant personnel (and their assignments and signatures on such documents and instruments) reasonably available to the other Party for assistance in accordance with this Article 5 (Intellectual Property) [***].

(b)   Joint Ownership Implementation. As regards Joint Serendipitous Inventions and the Program Patents to the extent claiming them, either Party is entitled to practice and license them without consent of and without a duty of accounting to the other Party. Each Party hereby grants all permissions, consents and waivers with respect to, and all licenses under, the Joint Serendipitous Inventions and the Program Patents claiming them as necessary to achieve throughout the world the nature of joint ownership rights of the foregoing as described in Section 5.1 (Ownership and Inventorship) and the foregoing sentence. To avoid doubt, this Section 5.2(b) (Joint Ownership Implementation) does not imply any permission, consent or waiver with respect to, or license under, any Patent or item of Know-How other than the Joint Serendipitous Inventions and the Program Patents to the extent claiming them.

5.3   Disclosure. During the term of the Agreement, each Party shall promptly disclose to the other Party the making, conception or reduction to practice of any Program Inventions that would be Covered by Program Antibody Patents or in Flame’s case that are Adimab Platform Technology Improvements (which, to avoid doubt, are assigned to Adimab under this Agreement). Such disclosure shall occur as soon as possible, but in any case [***]. To avoid doubt, this Section 5.3 (Disclosure) shall not be read to require Adimab to disclose Program Inventions constituting Adimab Platform Technology Improvements to Flame.

5.4   Program Patent Prosecution and Maintenance.

(a)   Adimab Platform Technology. Adimab shall have the sole right (but not the obligation) to file, prosecute, maintain, defend and enforce all Program Patents directed to Adimab Platform Technology Improvements and all Adimab Platform Patents, all at its own expense.

(b)   Program Antibody Patents. Flame shall have the sole and exclusive right to file, prosecute and maintain, defend and enforce all Program Antibody Patents, at Flame’s expense, and prior to Option exercise, in Adimab’s name, and after Option exercise, in Flame’s name. Such right shall continue for the duration of the longer of the Evaluation Term and, if Flame exercises the Option, the Term. Such right shall include, following the exercise of the Option, having the exclusive right, but not the obligation, to, at its expense, initiate, prosecute, and control any action or legal proceedings, and/or enter into a settlement, including any declaratory judgment action, with respect to the Program Antibody Patents. In any such litigation brought by Flame with respect to the Program Antibody Patents, Flame shall have the right to join Adimab as a party to such litigation, and Adimab shall cooperate reasonably with respect thereto, as requested by Flame and at Flame’s cost. The exercise of the right to file and prosecute the Program Antibody Patents shall be subject to all of the following:

(i)   Prior to Option exercise, Flame shall not file any Program Antibody Patent that discloses the sequence of any Program Antibody unless such Program Antibody Patent can be prevented from publishing.

(ii)   Prior to Option exercise, to the extent that individual Program Antibodies represent distinct patentable inventions, they shall be disclosed in separate applications and not as a group (e.g., as a filing on multiple patentable inventions), unless Adimab consents in its discretion in writing in advance to another approach.

(iii)   Both prior to and after Option exercise, Adimab shall have the right to review and comment on prosecution of the Program Antibody Patents, and Flame shall provide Adimab with copies of all correspondence with patent offices relating thereto (including office actions and the like) promptly after receipt and drafts of all filings and correspondence with such offices no less than [***].

(iv)   If Flame does not exercise the Option, then all Program Antibody Patents that had been filed (if any) shall be promptly abandoned without being published and within [***] after the Option expiring Flame shall make any and all filings necessary to result in such abandonment without publication (at Flame’s expense) and provide documentation thereof to Adimab.

(v)   If Flame does exercise the Option, then all Program Antibody Patents that had been filed for such Target that disclose Program Antibody sequences other than the sequences of Optioned Antibodies for that Target shall be promptly abandoned without being published and [***] after Option exercise Flame shall make any and all filings necessary to result in such abandonment without publication (at Flame’s expense) and provide documentation thereof to Adimab.

(vi)   Flame shall ensure that the sequences of Program Antibodies that are not Optioned Antibodies shall not become published through Program Antibody Patents.

(vii)   If Flame does exercise the Option, then Flame shall prosecute at least one Optioned Program Antibody Patent in the United States, Japan and Europe, and such other countries as are required to be consistent with the Commercially Reasonable Efforts standard.

(viii)   Flame shall be [***].

(c)   Responsibility. It is understood and agreed that searching for, identification and evaluation of Third-Party Patents that may apply to any Program Antibodies based on sequence, Target or the like is the responsibility of Flame, and that Adimab shall have no responsibility for the foregoing nor liability if any such Third-Party Patents exist.

(d)   Serendipitous Program Inventions.

(i)      Adimab Program Inventions. As between the Parties, Adimab shall have the sole right, at its sole expense and in its sole discretion, to prepare, file, prosecute,

enforce and maintain (including conducting or participating in interferences and oppositions) all Patents directed to Adimab Program Inventions but not falling within the Optioned Program Antibody Patents or the Adimab Platform Technology Improvements (which, to avoid doubt, are both addressed above).

(ii)      Flame Program Inventions. Flame shall be responsible, [***], to prepare, file, prosecute, enforce and maintain (including conducting or participating in interferences and oppositions) all Program Patents on Flame Program Inventions, other than Optioned Program Antibody Patents and Adimab Platform Technology Improvements (which, to avoid doubt, are both addressed above).

(iii)      Serendipitous Joint Program Inventions. The Parties shall mutually agree which of them shall be responsible for either using its in-house patent attorneys or through mutually agreed upon outside counsel to prepare, file, prosecute, enforce and maintain Program Patents on Joint Serendipitous Inventions, and [***].

5.5   Patent Term Restoration. The Parties shall cooperate with each other, including by providing necessary information and assistance as the other Party may reasonably request, to obtain patent term restoration or supplemental protection certificates or their equivalents in any country where applicable to Patents Covering the Product. If elections with respect to obtaining such patent term restoration are to be made with respect to such Patents, and the Parties do not agree, Flame shall have the right to make the election and Adimab agrees to abide by such election, except that if Flame does not elect to extend any such Patent where it would have been possible to do so, [***].

5.6   Cooperation of the Parties. At the reasonable request of the responsible (as provided for in this Article 5 (Intellectual Property)) Party, the other Party agrees to cooperate fully in the preparation, filing, prosecution, enforcement and maintenance of any Program Patents under this Agreement. Such cooperation includes executing all papers and instruments (or causing its personnel to do so) reasonably useful to enable the other Party to apply for and to prosecute patent applications in any country; and promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution, enforcement or maintenance of any such Patents. Adimab shall not be required pursuant to this Section 5.6 (Cooperation of the Parties) to disclose Adimab Platform Technology to Flame.

ARTICLE 6

CONFIDENTIALITY; PUBLICITY.

6.1   General Confidentiality Obligations.

(a)   Any and all information disclosed or submitted in writing or in other tangible form to one Party by the other Party under this Agreement is the “Confidential Information” of the disclosing Party. In addition, information embodied in Adimab Materials is

Adimab’s Confidential Information, and information embodied in the Flame Materials is Flame’s Confidential Information.

(b)   To avoid doubt, sequence information (whether as to amino acid sequence or nucleic acid sequence) with respect to Program Antibodies shall be deemed the Confidential Information of Adimab, except that from and after the date of Option exercise, the sequence information as to the CDRs of Optioned Antibodies shall be Confidential Information of Flame. For clarity, either Party shall be entitled to disclose the non-CDRs of the Optioned Antibodies.

(c)   Each Party shall receive and maintain the other Party’s Confidential Information in strict confidence. Neither Party shall disclose any Confidential Information of the other Party to any Third Party. Neither Party shall use the Confidential Information of the other Party for any purpose other than as required to perform its obligations or exercise its rights hereunder. Each Party may disclose the other Party’s Confidential Information to the receiving Party’s officers, directors, employees, Affiliates, agents, representatives and contractors requiring access thereto for the purposes of this Agreement, provided, however, that prior to making any such disclosures, each such person shall be bound by terms at least as restrictive as those hereof to maintain Confidential Information in confidence and not to use such information for any purpose other than in accordance with the terms and conditions of this Agreement. Each Party agrees to take all steps necessary to ensure that the other Party’s Confidential Information shall be maintained in confidence including such steps as it takes to prevent the disclosure of its own proprietary and confidential information of like character. Each Party agrees that this Agreement shall be binding upon its officers, directors, employees, Affiliates, agents, representatives and contractors involved in the Research Program. Each Party shall take all steps necessary to ensure that its officers, directors, employees, Affiliates, agents, representatives and contractors shall comply with the terms and conditions of this Agreement. The foregoing obligations of confidentiality and non-use shall survive, and remain in effect for a period [***] from, the termination or expiration of this Agreement in accordance with Article 9 (Term).

6.2   Exclusions from Nondisclosure Obligation. The nondisclosure and nonuse obligations in Section 6.1 (General Confidentiality Obligations) shall not apply to any Confidential Information to the extent that the receiving Party can establish by competent written proof that it:

(a)   at the time of disclosure is publicly known;

(b)   after disclosure, becomes publicly known by publication or otherwise, except by breach of this Agreement by such Party;

(c)   was in such Party’s possession at the time of the earlier of disclosure hereunder and disclosure under the agreement referred to in Section 6.1 (General Confidentiality Obligations);

(d)   is received by such Party from a Third Party who has the lawful right to disclose the Confidential Information and who shall not have obtained the Confidential Information either directly or indirectly from the disclosing Party; or

(e)   is independently developed by such Party (i.e., without reference to Confidential Information of the disclosing Party).

6.3   Required Disclosures. If either Party is required, pursuant to a governmental law, regulation or order, to disclose any Confidential Information of the other Party, the receiving Party (i) shall give advance written notice to the disclosing Party, (ii) shall make a reasonable effort to assist the other Party to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required and (iii) shall use and disclose the Confidential Information solely to the extent required by the law or regulation.

6.4   Terms of Agreement. The terms of this Agreement are the Confidential Information of both Parties. However, each Party shall be entitled to disclose the terms of this Agreement under legally binding obligations of confidence and limited use to: legal, financial and investment banking advisors; and potential and actual investors, acquirers and licensees or sublicensees doing diligence and counsel for the foregoing. In addition, if legally required, a copy of this Agreement may be filed by either Party with the SEC (or relevant ex-U.S. counterpart). In that case, the filing Party will if requested by the other Party diligently seek confidential treatment for terms of this Agreement for which confidential treatment is reasonably available, and shall provide the non-filing Party reasonable advance notice of the terms proposed for redactions and a reasonable opportunity to request that the filing Party make additional redactions to the extent confidential treatment is reasonably available under the law. The filing Party shall seek and diligently pursue such confidential treatment requested by the non-filing Party.

6.5   Return of Confidential Information. Promptly after the termination or expiration of this Agreement for any reason, each Party shall return to the other Party all tangible manifestations of such other Party’s Confidential Information at that time in the possession of the receiving Party.

6.6   Publicity. Either Party may make an initial press release announcing the execution of this Agreement, but such Party shall provide the text of such planned disclosure to the other Party sufficiently in advance of the scheduled disclosure to afford such other Party reasonable opportunity to review and comment upon the proposed text and the timing of such disclosure, and shall consider all reasonable comments of the other Party regarding such disclosure; provided, however, that no Party shall use the trademark or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or public disclosure relating to this Agreement or its subject matter, except as may be required by Law or required by the rules of an applicable US national securities exchange or except with the prior express written permission of such other Party, such permission not be unreasonably withheld. Other than repeating information in any mutually agreed press release, neither Party will generate or allow any further publicity regarding this Agreement or the transaction or research contemplated hereunder in which the other Party is identified, without giving the other Party the opportunity to review and comment on the press release. The Parties recognize the importance of announcing Option and the achievement of Milestones, and that Adimab is entitled to disclose these occurrences. Accordingly, the Parties hereby agree that each such event shall be publicly announced by the Parties if requested by Adimab, and the Parties shall mutually agree upon the text of a press release to announce each such event. Flame shall not unreasonably withhold its consent to the manner in which Adimab proposes to make such disclosure. It is understood and agreed that Adimab sometimes issues press releases that group multiple achievements of the company, and that if Adimab chooses to group the initially approved text or the announcement of Option exercise and/or a milestone achievement under this Agreement with other accomplishments or events not relating to this Agreement, then the only portion of the press release into which the Flame shall have a consent right (such consent not to be unreasonably withheld), shall be those portions that relate to this Agreement.

6.7   Certain Data. Notwithstanding this Article 6 (Confidentiality; Publicity), without disclosing Flame’s identity or the identity of the Target (although the class of protein of the Target may be disclosed), or the sequence of any Program Antibody, in order to describe the general capabilities and performance of the Adimab platform, Adimab shall be entitled to disclose generally Program Antibody attributes and Program Know-How, including the following: (a) Program Antibody binding affinities (kD), (b) expression range regarding Program Antibodies, and (c) germline distribution of Program Antibodies.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES.

7.1   Mutual Representations. Each of Adimab and Flame hereby represents and warrants to the other of them that the representing and warranting Party is duly organized in its jurisdiction of incorporation; that the representing and warranting Party has the full power and authority to enter into this Agreement; that this Agreement is binding upon the representing and warranting Party; that this Agreement has been duly authorized by all requisite corporate action within the representing and warranting Party; and that the execution, delivery and performance by the representing and warranting Party of this Agreement and its compliance with the terms and conditions hereof does not and shall not conflict with or result in a breach of any of the terms and conditions of or constitute a default under (a) any agreement or other instrument binding or affecting it or its property, (b) the provisions of its bylaws or other governing documents or (c) any order, writ, injunction or decree of any governmental authority entered against it or by which any of its property is bound.

7.2   Representations of Adimab. Adimab. Adimab hereby represents, warrants and covenants to Flame that, as of the Effective Date:

(a)   There are no complaints filed in court or, to Adimab’s knowledge, otherwise threatened, in each case pending relating to Adimab Platform Patents which, if decided in a manner adverse to Adimab, would materially affect Adimab’s practice of the Adimab Platform Technology as contemplated by this Agreement.

(b)   There are no judgments or settlements against Adimab or its Affiliates or to which they are Party which will materially affect Adimab’s practice of the Adimab Platform Technology as contemplated in this Agreement. Adimab is not party to any settlement discussions that, if concluded as of the Effective Date, would result in a settlement which would materially affect Adimab’s practice of the Adimab Platform Technology as contemplated in this Agreement.

(c)   To Adimab’s knowledge, the conception, development and reduction to practice of the Adimab Platform Technology, as it exists on the Effective Date, have not constituted or involved the misappropriation of trade secrets, know-how or similar rights or property of any person.

(d)   In Adimab’s reasonable judgment, the practice of the Adimab Platform Technology as practiced by Adimab as of the Effective Date, does not infringe a valid, issued Patent owned by a Third Party of which Adimab has knowledge.

(e)   Adimab has the right to grant to Flame the licenses set forth in Section 3.1 and 3.2;

(f)   Notwithstanding the foregoing, Adimab specifically excludes any representations with respect to any Excluded Technology.

7.3   DISCLAIMER OF WARRANTIES. OTHER THAN THE EXPRESS WARRANTIES OF SECTION 7.1 (MUTUAL REPRESENTATIONS) AND SECTION 7.2 (REPRESENTATIONS OF ADIMAB), EACH PARTY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT ANY PRODUCTS DEVELOPED UNDER THIS AGREEMENT ARE FREE FROM THE RIGHTFUL CLAIM OF ANY THIRD PARTY, BY WAY OF INFRINGEMENT OR THE LIKE OR THAT ANY PROGRAM PATENTS WILL ISSUE OR BE VALID OR ENFORCEABLE.

ARTICLE 8

INDEMNIFICATION

8.1   Indemnification by Adimab. Adimab hereby agrees to indemnify, defend and hold harmless (collectively, “Indemnify”) Flame, its Affiliates and its and their directors, officers, agents and employees (collectively, “Flame Indemnitees”) from and against any and all liability, loss, damage or expense (including without limitation reasonable attorneys’ fees) (collectively, “Losses”) they may suffer as the result of Third-Party claims, demands and actions (collectively, “Third-Party Claims”) arising out of or relating to (a) any breach of a representation or warranty made by Adimab under Article 7 (Representations and Warranties), (b) Flame’s use of any Adimab’s Materials (other than Program Antibodies), (c) following termination of this Agreement pursuant to Section 9.2, Adimab’s, or its Affiliates’ or Licensees’ research, testing, development, manufacture, use, sale, distribution, licensing and/or commercialization of Program Antibodies and/or Products (or Program-Benefited Antibodies or products incorporating them) and (d) contractual obligations of Adimab and its Affiliates, except in each case to the extent of any Losses (i) attributable to the negligence or intentional misconduct of any Flame Indemnitee, or (ii) arising out of any breach of a representation or warranty made by Flame in Article 7 (Representations and Warranties).

8.2   Indemnification by Flame. Flame hereby agrees that it and its Licensees shall Indemnify Adimab, its Affiliates and its and their directors, officers, agents and employees (collectively, “Adimab Indemnitees”) from and against any and all Losses they may suffer as the result of Third-Party Claims arising out of or relating to (a) any breach of a representation or warranty made by Flame under Article 7 (Representations and Warranties), (b) Flame’s research, testing, development, manufacture, use, sale, distribution, licensing and/or commercialization of Program Antibodies and/or Products (or Program-Benefited Antibodies or products incorporating them), (c) Adimab’s use of any Flame Materials, (d) the use by Flame or its Licensees of any Excluded Technology, and (e) contractual obligations of Flame and its Affiliates, except in each case to the extent of any Losses (i) attributable to the negligence or intentional misconduct of any Adimab Indemnitee, or (ii) arising out of any breach of a representation or warranty made by Adimab in Article 7 (Representations and Warranties).

8.3   Indemnification Procedures. Each of the foregoing agreements to Indemnify is conditioned on the relevant Adimab Indemnitees or Flame Indemnitees (i) providing reasonable assistance in the defense of such claim at the indemnifying Party’s reasonable expense, and (ii) not compromising or settling such Third-Party Claim without the indemnifying Party’s advance written consent. If the Parties cannot agree as to the application of the foregoing Sections 8.1 (Indemnification by Adimab) and 8.2 (Indemnification by Flame), each may conduct separate defenses of the Third-Party Claim, and each Party reserves the right to claim indemnity from the other in accordance with this Article 8 (Indemnification) upon the resolution of the underlying Third-Party Claim.

8.4   Limitation of Liability. EXCEPT TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY UNDER THIS ARTICLE 8 (INDEMNIFICATION) OR AS REGARDS A BREACH OF A PARTY’S RESPONSIBILITIES PURSUANT TO ARTICLE 6 (CONFIDENTIALITY; PUBLICITY), NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES HEREUNDER, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE.

ARTICLE 9

TERM.

9.1   Term. The term of this Agreement shall commence on the Effective Date and shall expire [***], unless earlier terminated by a Party as set forth below in this Article 9 (Term).

9.2   Material Breach. Either Party may terminate this Agreement for the material breach of this Agreement by the other Party, if such breach remains uncured [***]following notice from the non-breaching Party to the breaching Party specifying such breach.

9.3   Commitments Regarding Program-Benefited Antibodies. If Flame or any of its Licensees researches, develops, manufactures, or commercializes any Program-Benefited Antibody, they shall [***].

If this Agreement expires or terminates (other than an expiration under Section 9.1 following an Option exercise after all applicable Royalty Terms have expired), Flame and its Licensees (a) shall not research, develop or commercialize any Program-Benefited Antibody or Product containing such an antibody except as a Product under this Agreement, (b) shall not license or otherwise grant rights to any entity to do the foregoing, and (c) shall not practice, license or assign to a Third Party, option to a Third Party or covenant not to sue a Third Party with respect to Program Antibody Patents (regardless of inventorship), Program-Benefited Antibodies, or products containing them.

9.4   Survival in All Cases. Termination of this Agreement shall be without prejudice to or limitation on any other remedies available to nor any accrued obligations of either Party. In addition, Sections 2.3 (Reports; Records), 2.4 (Use of Adimab Materials), 2.5 (Use of Flame Materials), 2.6 (Certain Restrictions on the Use of Antibodies), 3.4 (No Implied Licenses), 3.5 (Covenant Not to Exceed License), 4.6 (Quarterly Payment Timings) through 4.14 (Late Payments) (with respect to payment obligations outstanding or having accrued as the effective date of termination or expiration), 5.1 (Ownership and Inventorship), 5.2 (Implementation), 5.4 (Program Patent Prosecution and Maintenance), 5.6 (Cooperation of the Parties), and 7.3 (Disclaimer of Warranties), and Articles 1 (Definitions), 6 (Confidentiality; Publicity), 8 (Indemnification), 9 (Term) and 10 (Miscellaneous) shall survive any expiration or termination of this Agreement.

9.5   Return of Adimab Materials. Flame shall either return to Adimab or destroy all Adimab Materials (other than Adimab Materials relating to Optioned Antibodies) Target upon expiration or termination of the Evaluation Term without the Option being exercised, and all Adimab Materials on expiration or termination of this Agreement.

9.6   Additional Effects of Termination. If Adimab terminates this Agreement pursuant to Section 9.2 for Flame’s uncured material breach, then : (a) Flame and its Affiliates would assign to Adimab all right, title and interest in and to the Program Patents, Program Know-How, all data with respect to Program-Benefited Antibodies, and all producing cell lines for Program-Benefited Antibodies (the “Program Assets”); (b) Flame and its Affiliates would transfer such cell lines to Adimab (under conditions intended to ensure their viability) along with all master batch records and SOPs for production of such antibodies (the “Tangible Assets”); (c) Flame and its Affiliates would transfer all filings with regulatory authorities with respect to Program-Benefited Antibodies to Adimab if Adimab so requests (the “Regulatory Assets” and, together with the Program Assets and Tangible Assets, the “Transferred Assets”); and (d) Adimab shall pay Flame a royalty equal based on the date of termination of this Agreement as set forth below.

Effective Date of Termination	Royalty Rate
[***]	[***]

[***]	[***]
[***]	[***]

For purposes of this Section 9.6 (Additional Effects of Termination), Sections 4.5 (Royalties) through 4.14 (Late Payments), the definition of Net Sales and all other defined terms (including their respective definitions) in such Sections shall apply mutatis mutandis to the Adimab’s obligations to pay royalties under this Section 9.6 and each reference in each such Section (and any related definitions) to (i) Adimab shall be deemed to be a reference to Flame, (ii) Flame shall be deemed to be a reference to Adimab and (iii) a Licensee shall be deemed to be a reference to a licensee or sublicensee of Adimab or any of its Affiliates with respect to the Product. Any license of any Transferred Assets shall be made solely pursuant to written agreements (“License Agreements”) that are consistent with all relevant terms and conditions of this Agreement and to Licensees who explicitly agree in writing to comply with all applicable terms of this Agreement. Adimab shall [***]. Adimab shall not (i) assign or transfer the Transferred Assets (in whole or in part) to any third party unless (a) such transfer or assignment is pursuant to a binding written agreement pursuant to which such third party to be bound by the terms of this Section 9.6 (Additional Effects of Termination)and (b) such agreement provides that Flame is a third party beneficiary thereof for the purposes of enforcing its rights under this Section 9.6 and (ii) take any action avoid the payment obligations under this Section 9.6 (Additional Effects of Termination) or to circumvent or frustrate the purposes of this Section 9.6 (Additional Effects of Termination). Flame shall not (i) assign or transfer the Program-Benefited Antibodies or Products (in whole or in part) to any third party unless (a) such transfer or assignment is pursuant to a binding written agreement pursuant to which such third party to be bound by the terms of Article 4 (Financial Terms) and (b) such agreement provides that Adimab is a third party beneficiary thereof for the purposes of enforcing its rights under Article 4 (Financial Terms) and (ii) take any action avoid the payment obligations under this Agreement or to circumvent or frustrate the purposes of Article 4 (Financial Terms).

9.7   Survival of Sublicenses. Notwithstanding any provision herein to the contrary, in the event (a) Flame has entered into any Sublicense Agreements consistent with the terms of this Agreement, (b) this Agreement is terminated, and (c) such Sublicense Agreements are in effect at the time of such termination, such Sublicense Agreement will survive such termination, with Adimab as the Licensee’s direct licensor solely with respect to rights sublicensed pursuant to this Agreement, provided that [***].

ARTICLE 10

MISCELLANEOUS.

10.1   Independent Contractors. The Parties shall perform their obligations under this Agreement as independent contractors. Nothing contained in this Agreement shall be construed to be inconsistent with such relationship or status. This Agreement and the Parties’ relationship in connection with it shall not constitute, create or in any way be interpreted as a joint venture, fiduciary relationship, partnership or agency of any kind.

10.2   Dispute Resolution.

(a)   Initial Dispute Resolution. Either Party may refer any dispute in connection with this Agreement (“Dispute”) not resolved by discussion of the BD/Contract Liaisons to senior executives of the Parties (for Adimab, its CEO or his designee and for Flame, its CEO or his designee) for good-faith discussions over a period of [***] (the “Senior Executives Discussions”). Each Party will make its executives reasonably available for such discussions.

(b)   Disputes Not Resolved Between the Parties. If the Parties are unable to resolve the dispute through the Senior Executives Discussions within such [***], then either Party may, as the sole and exclusive means for resolving disputes under this Agreement, proceed to demand confidential arbitration by written notice to the other Party and making a filing with the AAA in accordance with Section 10.2(c) (Arbitration). For clarity, each Party hereby acknowledges that both the fact of and nature of a dispute is the Confidential Information of both Parties, and any disclosure of the fact of or the nature of such a dispute would be highly damaging to the non-disclosing Party.

(c)    Arbitration.

(i)   Any Dispute referred for arbitration shall be finally resolved by binding arbitration in accordance with the most applicable rules of the American Arbitration Association (“AAA”) and judgment on the arbitration award may be entered in any court having jurisdiction.

(ii)   The arbitration shall be conducted by a panel of three (3) people experienced in the business of biopharmaceuticals. If the issues in dispute involve scientific, technical or commercial matters, then any arbitrator chosen under this Agreement shall have educational training and/or industry experience sufficient to demonstrate a reasonable level of relevant scientific, technical and commercial knowledge as applied to the pharmaceutical industry. If the issues in dispute involve patent matters, then at least one (1) of the arbitrators shall be a licensed patent attorney or otherwise knowledgeable about patent law matters. [***] after a Party demands arbitration, each Party shall select one person to act as arbitrator, and the two Party-selected arbitrators shall select a third arbitrator [***] after their own appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, then the third arbitrator shall be appointed by the AAA. The place of arbitration shall be New York, NY. All proceedings and communications as part of the arbitration shall be in

English. Following selection of the third arbitrator, the arbitrators shall complete the arbitration proceedings and render an award [***] after the last arbitrator is appointed.

(iii)   Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees or arbitration, unless in each case the arbitrators agree otherwise, which they are hereby empowered, authorized and instructed to do if they determine that to be fair and appropriate.

(iv)   Except to the extent necessary to confirm an award or as may be required by law, regulation, or the requirement of any exchange on which a Party’s shares are traded, neither Party shall disclose the existence, content or results of an arbitration under this Agreement without the prior written consent of the other Party.

(v)    In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the subject matter of the Dispute would be barred by the applicable statute of limitations under New York law.

10.3   Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding its conflicts of laws principles.

10.4   Entire Agreement. This Agreement (including its Exhibits) set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties with respect to such subject matter. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

10.5   Assignment. Neither Party may assign in whole or in part this Agreement without the advance written consent of the other Party, except as set forth in the following sentence. Either Party may assign this Agreement in its entirety to an Affiliate at any time or to a successor to all or substantially all of its stock or assets to which this Agreement relates in connection with its merger with, or the sale of all or substantially all of its stock or assets to which this Agreement relates to, another entity, regardless of the form of the transaction. In addition, Adimab may assign this Agreement or any of its rights under this Agreement, in connection with the sale of, monetization of, transfer of, or obtaining financing on the basis of the payments due to Adimab under this Agreement or debt or project financing in connection with this Agreement; provided, however, that in such case Adimab shall remain liable for the performance of all of its assignee’s obligations hereunder as if Adimab has not assign this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, Adimab may not assign or otherwise transfer (by operation of law or otherwise) this Agreement if the assignee does not assume all of Adimab’s obligations under this Agreement or Adimab does not remain bound to perform all obligations that are not assigned to the assignee. Any assignment of this Agreement not made in accordance with this Agreement is prohibited hereunder and shall be null and void.

10.6   Severability. If one or more of the provisions in this Agreement are deemed unenforceable by law, then such provision shall be deemed stricken from this Agreement and the remaining provisions shall continue in full force and effect.

10.7   Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by a Force Majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting Force Majeure continues and the nonperforming Party takes reasonable efforts to remove the condition, but no longer [***]. For purposes of this Agreement,

10.8   Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, delivered by express delivery service or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

If to Adimab:

Adimab, LLC

7 Lucent Drive

Lebanon, NH 03766

Attention: General Counsel

with a required copy to:

Attention: Head, Business Development at the same address.

In the case of Flame:

Flame Biosciences, Inc.

555 Madison Ave., Suite 1201

New York, NY 10022

Attn: Chief Operating Officer

with a required copy to:

Attention: Head, Business Development at the same address.

10.9   Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

10.10   Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on, nor to be used to interpret, the meaning of the language contained in the particular article or section.

10.11   No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the subsequent enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time executed by an authorized officer of the waiving Party.

10.12   Performance by Affiliates. A Party may perform some or all of its obligations under this Agreement through Affiliate(s) or may exercise some or all of its rights under this Agreement through Affiliates. However, each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance as if such Party were performing such obligations itself, and references to a Party in this Agreement shall be deemed to also reference such Affiliate. In particular and without limitation, all Affiliates of a Party that receive Confidential Information of the other Party pursuant to this Agreement shall be governed and bound by all obligations set forth in Article 6 (Confidentiality; Publicity), and shall (to avoid doubt) be subject to the intellectual property assignment and other intellectual property provisions of Article 5 (Intellectual Property) as if they were the original Party to this Agreement (and be deemed included in the actual Party to this Agreement for purposes of all intellectual property-related definitions). A Party and its Affiliates shall be jointly and severally liable for their performance under this Agreement.

10.13   Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed to be an original, and which collectively shall be deemed to be one and the same instrument. In addition, signatures may be exchanged by facsimile or PDF.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have by duly authorized persons executed this Agreement as of the Effective Date.

EXHIBITS LIST

A – TARGET QUESTIONNAIRE

B – FORM OF RESEARCH PLAN